Old Kent Financial Corporation1999 Report to Shareholders
Making it easier
OLD KENT

Table of Contents

1	Our Making It Easier™ Philosophy

2	Description of Old Kent Financial Corporation

3	1999 Financial Highlights

4	Chairman's Letter to Shareholders

8	Our Long-Term Objectives

10	Line of Business Summary

12	Making It Easier in Action

22	Old Kent Markets

23	Old Kent Affiliates

24	Five-Year Condensed Summary of Selected Financial Data

26	Condensed Financial Review

31	Condensed Consolidated Financial Statements

33	Report of Independent Public Accountants

34	Board of Directors and Senior Management

36	Shareholder Information

Our Making It Easier™ Philosophy

At Old Kent, we set ourselves apart by making it easier for our customers to do business with us. We are relentlessly focused on providing our customers with quality service and greater convenience, simplicity, and access. Our dedication to making it easier for our customers is demonstrated in part through the Old Kent Guarantee, a commitment to meet specific standards for accuracy, availability, and responsiveness. We regularly monitor our performance to ensure progress toward improved levels of service.

Making It Easier is a business philosophy that permeates every part of our organization. It includes initiatives for improving problem resolution, enhancing convenience and access, developing a highly-trained, competent staff, and providing value-added products. It is the engine that drives value for customers and shareholders, fosters a rewarding work environment, and benefits the communities we serve.

Who We Are

Old Kent Financial Corporation (NYSE-OK) is a financial services company headquartered in Grand Rapids, Michigan, with total assets of $18 billion as of December 31, 1999.

Our 8,018 employees (on a full-time equivalent basis as of December 31, 1999) provide financial services through four primary lines of business. Our banking subsidiaries serve customers in three states – Michigan, Illinois, and Indiana – where our over 250 full-service banking centers are located. In addition, we're helping people across the country realize their dreams of home ownership through our 147 mortgage lending offices located in 32 states.

What We Stand For

Our mission is to increase shareholder value as a high-performing, independent financial services company providing diverse customer groups easy access to an extensive array of quality financial products and services. Our mission and culture reflect our long-standing commitment to the shareholders, customers, employees, and communities we serve.

Old Kent's executive management has the ultimate responsibility for achieving industry-leading performance. Every manager shares these business principles: Run it like you own it; Know your numbers; Know your customers; Develop good people; Control expenses.

We believe this focused approach is the best way to increase shareholder value, maintain high performance as an independent company, attract and retain high-caliber employees, and enhance customer relationships.

Our mission is best served by being customer-driven. Thus, we strive to be the best provider of consumer and business financial services by making it easy for our customers to get maximum value from their relationships with us.

Where We're Going

We remain committed to maximizing shareholder value and making it easier, faster, and more convenient for our customers to do business with us. To do this, we will continue to expand our distribution network, including traditional banking centers and Internet banking services. New products and services will allow us to broaden our relationships with our customers. Leadership development and training programs will ensure that our employees are well prepared to assess customer needs and provide responsive solutions.

Our focus on a performance-based culture, strong asset quality, and profitable growth will continue in 2000. In addition, we'll pursue strategic acquisitions that expand the reach of our franchise while enhancing shareholder value.

1999 Financial Highlights
(Dollars in millions, except per share data)	1999	** Proforma Excluding Merger Charges 1999	1998	** Proforma Excluding Merger Charges 1998	Percent Change

Net Income	$252.5	$270.1	$225.3	$245.0	10.3%

Per Common Share*:

Basic earnings	$2.13	$2.28	$1.82	$1.98	15.2%
Diluted earnings	2.11	2.26	1.81	1.96	15.3
Cash dividends	.80		.69		15.9
Book value at year-end	10.43		10.95		(4.7)
Market price at year-end	35.38		44.29		(20.1)
Shares outstanding at year-end (in thousands)	117,610		120,673		(2.5)

At Year-End:

Total assets	$17,970		$18,614		(3.5)%
Loans	12,067		10,220		18.1
Interest-earning assets	16,315		16,938		(3.7)
Core deposits	12,559		12,959		(3.1)
Total deposits	13,695		14,413		(5.0)
Shareholders' equity	1,227		1,321		(7.1)
Full-time equivalent staff	8,018		8,090		(0.9)

Ratios:

Return on average assets	1.40%	1.49%	1.27%	1.38%
Return on average equity	20.17	21.46	16.90	18.31%
Net interest margin	4.20		4.04
Equity to assets at year-end	6.83		7.10

*Per share data is shown adjusted for stock dividends.

**Proforma results for 1999 and 1998 "excluding merger charges" have been adjusted to exclude the effects of one-time after-tax, merger charges of $17.6 million related to the acquisitions of CFSB Bancorp, Inc., acquired July 9, 1999, and Pinnacle Banc Group, Inc., acquired September 3, 1999; and $19.7 million relating to the acquisition of First Evergreen Corporation, acquired October 1, 1999. "Percent Change" is a comparison of 1998 to 1999 excluding merger charges, for those items in italics.
Earnings and Dividends Per Share

1989-1999

[   ] Dividends Per Share*
[   ] Earnings Per Share*

[EARNINGS AND DIVIDENDS PER SHARE GRAPH]

In 1999, Old Kent achieved record earnings and increased dividends for the 41st consecutive year. Earnings increased 15.3% over 1998 to $2.26** per share, representing a 21.5% return on equity (excluding one-time merger charges related to Old Kent's mergers with CFSB Bancorp, Inc., Pinnacle Banc Group, Inc., and First Evergreen Corporation).

* Adjusted for stock dividends and stock splits.

** Proforma results for 1999 and 1998 "excluding merger charges" have been adjusted to exclude the effects of one-time after-tax, merger charges of $17.6 million related to the acquisitions of CFSB Bancorp, Inc., acquired July 9, 1999, and Pinnacle Banc Group, Inc., acquired September 3, 1999; and $19.7 million relating to the acquisition of First Evergreen Corporation, acquired October 1, 1998. These acquisitions were accounted for as a pooling-of-interests. Actual earnings per share including these charges were $2.11 for 1999.

"We remain committed to maximizing long-term shareholder value through consistent, superior financial performance." [PICTURE OF DAVID J. WAGNER]

To Our Shareholders:

In 1999, Old Kent worked hard to make things easier for our customers. That commitment helped us deliver strong results. Operating earnings per share increased 15.3% over the prior year to $2.26 per share, representing a 21.5% return on equity (excluding one-time charges related to Old Kent's mergers with CFSB Bancorp, Inc., Pinnacle Banc Group, Inc., and First Evergreen Corporation).

It was a challenging and paradoxical year for the banking industry. Milestone legislation designed to make banks more competitive in the future was enacted in late 1999. However, rising interest rates and investor concerns regarding the sustainability of earnings growth rates negatively influenced bank stocks across the board. Despite record earnings, Old Kent's total return to shareholders declined 18.6% from last year. However, we are very optimistic about the future and remain focused on delivering the consistent, superior financial performance that has resulted in an average total annual return of 20.9% to our shareholders over the last 10 years.

During 1999, we moved aggressively to increase our market share and leverage Old Kent's existing franchise. In Chicago, we acquired Pinnacle Banc Group, Inc. in September and announced the acquisitions of Merchants Bancorp, Inc. and Grand Premier Financial, Inc. When completed, these two most recently announced acquisitions will add 32 more banking centers and over $3.5 billion in assets in Illinois, thus giving Old Kent the fifth-largest market share in metropolitan Chicago and the state of Illinois.

In July, we acquired CFSB Bancorp, Inc., which had assets of $880 million and 16 offices in and around Lansing, Michigan. This acquisition moved Old Kent to the number one market share position in Michigan's state capital. These acquisitions, along with our established franchise in other attractive markets across Michigan, metropolitan Chicago, and northern Indiana, position us well to meet the growing demand for financial services.

WORDS

Investment and Insurance Services and Mortgage Banking drove continued growth in fee income in 1999, which now represents 37.5% of total revenue. This is an excellent example of how our strategy of diversifying our revenue stream through attractive sources of non-interest income is paying off.

Over the past year, we continued to expand our ATM distribution network and introduced new electronic banking services for both retail and corporate customers. We also enhanced our Internet and telephone banking services to make banking even easier. We invested in additional technology and telecommunication tools that improved productivity. This investment enabled our employees to effectively serve customers across a wider geographic area.

Throughout 1999, we maintained our commitment to improving the business climate and quality of life in the communities we serve. We continued our designation as a Small Business Administration (SBA) Preferred Lender in both Illinois and Michigan. SBA loan volume in 1999 exceeded last year's dollar volume by over 80%. In addition, home loans through the Federal Housing Administration (FHA) and Veterans Administration (VA) allowed us to help 30,715 homeowners.

Our success in effectively integrating acquisitions and implementing a comprehensive Y2K readiness plan has demonstrated our strength in technology and corporate operations. Our newly enhanced systems provide the infrastructure we need to capitalize on future opportunities. While we will use information technology to better serve our customers, we remain committed to protecting their privacy and respecting their relationships with Old Kent.

In 1999, Old Kent was again recognized for outstanding performance and achievement. For the third consecutive year, The Detroit News gave Old Kent its A+ rating in its Michigan Corporate Report Card, which rates companies on their commitment to shareholders. In addition, we were ranked third among 16,000 publicly-traded companies for consistent performance in Bill Staton's annual publication America's Finest Companies 2000. On December 1, Old Kent was named to the S&P 500.

into actions

[PICTURE OF PEOPLE AT AN OLD KENT BANKING CENTER, RIVERTOWN CROSSINGS MALL]

Old Kent Access Banking Center, Rivertown Crossings Mall

This success is largely due to the commitment and outstanding service of our employees. They have embraced new training initiatives designed to develop leadership potential and customer-focused sales skills. A strong performance-oriented culture and expanded pay-for-performance incentive compensation programs across the Corporation continue to motivate our staff and reinforce quality service. Our line of business structure, with each senior line executive responsible for the profitable growth of his or her business, has focused everyone on continually improving performance.

Although we are pleased with the accomplishments of the past year, it is clear that we still have much to do to create a consistent and distinguished level of service across the Corporation. We continue to face the challenges of consistently improving operating results in an industry experiencing ongoing consolidation, rapidly evolving customer needs, shrinking margins, and legislative changes. New strategic alliances, customer service enhancements, and an intense commitment to a sales and performance-based culture will position Old Kent as a leader in the financial services industry.

In the following pages, you'll learn more about our 1999 results and hear from customers about how Old Kent has worked hard to make their banking easier. We believe these examples illustrate our commitment to making it easier to do business with us. Every day, in every part of our organization, employees are demonstrating their commitment to put these words into actions by serving our customers and, in turn, enhancing shareholder value.

It is always difficult to say good-bye to colleagues who have contributed so much to Old Kent's success. Richard L. Antonini, John D. Boyles, and William G. Gonzalez announced their retirements from the Board of Directors effective in early 2000. I want to take this opportunity to thank them for their leadership and dedication.

In addition, I wish to thank our customers for their loyalty and our shareholders for their continued support. I look forward to seeing you at our annual shareholders meeting to be held on Monday, April 17, 2000, at 10:00 a.m. in the Ambassador Ballroom at the Amway Grand Plaza Hotel, 187 Monroe NW, directly southwest of the Old Kent Bank building in Grand Rapids, Michigan.

Sincerely,

/s/ David J. Wagner

David J. Wagner
Chairman

Performance

Our Long-Term Objectives

Our core business strategies are designed to accomplish

the following long-term objectives:

•     Achieve and maintain performance leadership.

•     Maintain a premium valuation by growing profitability.

•     Build skills that improve product and sales management.

•     Create a competitive advantage in the marketplace by

       making it easier to do business with us.

Old Kent's line of business structure provides a focused approach for driving superior financial performance and serving diverse customer segments.

Contribution to Corporation's Net Income (excluding merger charges)
1	Retail Banking	47.7%
2	Corporate Banking	25.7%
3	Investment and Insurance Services	11.0%
4	Mortgage Banking	8.6%
5	Treasury	7.0%

Retail Banking		Corporate Banking

Retail Banking provides financial services to over 650,000 retail customer households and businesses. This business line includes retail deposits, retail delivery, consumer lending, leasing, and small business banking. We deliver a broad array of financial products through over 560 ATMs, 20 supermarket and mall branches, and over 250 banking centers, as well as over the telephone and online.

Corporate Banking provides a variety of credit, cash management, and international services to corporate clients. These clients are primarily manufacturers, wholesalers, distributors, real estate developers, and retailers. Most are owner-operated, middle-market companies with $5 million to $150 million in annual sales.

Highlights		Highlights

•	A focused sales effort in our banking centers resulted in a 55% increase in consumer and small business loan originations over 1998.	•

A new sales initiative that included targeted sales training and pay-for-performance incentives resulted in loan growth of 19%, demand deposit growth of 18%, and cash management revenue increases of 50% compared to 1998.

•	New relationship accounts like Priority Checking and Advantage Savings offered enhanced service levels and product features to our most profitable retail customers.	•	An ongoing focus on asset quality reduced non-performing loans by 45% from last year.

•	Old Kent Leasing doubled its origination volume from 1998 while significantly improving credit quality.	•

A growing number of commercial clients took advantage of Old Kent ConnectDirect™, our state-of the-art electronic banking product that allows business customers to manage and maximize their cash 24 hours a day.

•	We achieved 21.4% growth in business deposits in 1999 and increased our emphasis on niche markets, such as women- and minority-owned businesses.	•	Investments in a wide area network and other telecommunication tools have enhanced productivity across our growing geographic markets.

•	Polaris, a strategic initiative to develop world-class leadership and business practices, was launched in late 1999.	•	In the Illinois market, we introduced a Eurodollar sweep product that will be expanded to other areas in 2000.

•

As a result of our ongoing effort to optimize our distribution network, we closed several under-performing banking centers, added 57 ATMs, and provided customers with greater access by expanding our Internet and telephone banking services.

•	We integrated our Community Banking line of business into Retail Banking to achieve greater efficiencies while retaining the ability to deliver high-touch, local service.

Outlook		Outlook

The fast-growing small business segment offers additional opportunities and attractive margins. Increased emphasis will be placed on serving this segment. We will also pursue other profitable business opportunities, such as leasing, both within and beyond our core markets. Internet banking will make our services more convenient for retail and small business customers.

The high quality of our assets puts us in a strong position to concentrate on attracting, growing, and retaining profitable relationships, particularly among solid, middle-market companies. Our investment in new product development will result in a significant number of new offerings in the next year.

Investment and Insurance Services		Mortgage Banking

Investment and Insurance Services delivers a broad array of financial products, including asset management, employee benefits programs, mutual funds, trust services, private banking, brokerage services, and insurance to consumers, business owners, and corporations.

Old Kent Mortgage Company originates and services a wide array of residential mortgage loans to borrowers throughout the United States. We operate 147 mortgage lending offices located in 32 states.

Highlights		Highlights

•	In 1999, we increased assets under management by 12.3% over last year through a continued focus on a strong sales culture and the further integration of systems and services.	•	Mortgage loan volume exceeded $12 billion in 1999, ranking Old Kent Mortgage Company among the top 25 mortgage lenders in the nation.

•	We enhanced product and service offerings, such as our unique program for business transition planning and wealth transfer for privately held and family-owned businesses.	•	During 1999, we enhanced our web site, www.oldkentmortgage.com, allowing customers to go online to complete mortgage applications and monitor existing mortgages.

•	The Kent Funds™ continued their strong growth trend with assets of $6.4 billion at year-end.	•	For every mortgage that was paid off, we originated over four new ones through our targeted refinancing initiatives.

•	Old Kent Securities Corporation expanded its services to include debt underwriting for municipalities and non-profit organizations.	•	In 1999, we expanded our home equity lending capabilities to more than 30 states so this product can now be seamlessly delivered to mortgage customers without additional paperwork.

•	In the fourth quarter of 1999, we expanded the sale of investment products through select Old Kent retail banking centers.	•	Through Old Kent Finance and programs like the HOME Club (Home Ownership Made Easy), we helped customers with special needs or credit challenges to realize their dreams of home ownership.

Outlook		Outlook

Due to desirable demographics and strong customer demand, as well as the lack of interest margin pressures, investment and insurance services is a very attractive business line for the future. We will make these products even more accessible to customers through our retail banking centers and the Internet. We will achieve continued revenue growth through aggressive cross-selling, effective client needs assessment, and strategic acquisitions.

We expect the interest rate environment will continue to moderate our lending volumes. Therefore, increased focus will be placed on enhancing margins through our broad range of products. We will continue to leverage technology and our nationwide branch network to help us deliver more convenient service to our customers.

[PICTURE OF CHAD MOCKERMAN]

Convenience

"Banking over the Internet is another easy way customers like Chad can fit banking into their busy lives." Karin Morey, Direct Banking Center Manager [PICTURE OF KARIN MOREY]

Time is the rarest commodity in Chad Mockerman's life, which is why he chose to get an Old Kent home equity loan online. As Chad explains, "Everything was handled by email, so I could keep my schedule and handle the loan in my free time."

For Chad, convenience is a keyboard and mouse. For many of our customers – from Chicago to Grand Rapids to Detroit and points in between – it is one of over 250 banking centers located near where they live or work.

Choices put our customers in charge

Our commitment to making it easier is the foundation for every product and service we develop – from home banking and ATMs to telephone and full-service banking centers. In 1999, we expanded and integrated our customers' banking choices to include over 560 ATMs, 20 supermarket and mall branches, and over 250 banking centers.

Through Old Kent Securities Corporation, a growing number of customers with an online trading account can enter trades and get real time quotes and account information. Old Kent ConnectDirect™ offers business customers 24 hour-a-day access to everything from complete balance and transaction reporting to stop payment functions.

Guarantees ensure superior service

The Old Kent Guarantee, introduced in 1999, establishes specific benchmarks in key areas such as accuracy, availability, and responsiveness. This guarantee requires each line of business to continually measure, monitor, and improve service levels.

Customers like Chad Mockerman enjoy the benefits: "I was extremely impressed with the way you handled my application. Old Kent respected my time and processed my loan quickly. I will recommend your online service to anyone I can – and I already have."

At left: Old Kent customer Chad Mockerman

[PICTURE OF MATHEW VERGHESE]

Responsiveness

"We took the time to understand CompuSystems' needs and then developed creative solutions that made it easier for them to get to the next level."
Jeff Thormann, Business Banking

[PICTURE OF JEFF THORMANN]

Mathew Verghese, president of CompuSystems, Inc., and his controller, Michael Wion, needed help. Their contract staffing company, which specializes in information technology, was really taking off, and they needed more financial assistance.

"So, we called several banks," says Michael, "and Old Kent not only returned our call the same day, they scheduled a meeting that afternoon. Since then it's almost as though I've had a personal banker, and it's made my life just that much easier."

Responding with solutions that work

CompuSystems started doubling its annual revenue. Soon it was bursting at the seams. "We wanted to own a building," says Mathew, "but we didn't have a long track record. Jeff helped us get an SBA loan that quadrupled our office space, yet required only 10% equity down so we could continue putting money into the business."

As CompuSystems' needs grew, Jeff and his colleagues were there with solutions. They included everything from providing traditional working capital to a special credit card program for CompuSystems' foreign employees working in the U.S. on extended visas .

Responding in the customer's time frame

To work, financial solutions must be timely. Responsiveness is one of our core values, and it's defined through performance measures like the Old Kent Guarantee. As a part of that program, we are committed to meeting stringent standards for loan application turnaround in Consumer Lending, Business Banking, and Mortgage.

CompuSystems enjoyed the benefit of this commitment in action. Says Michael: "Every response from Old Kent was an example of several departments working together as a team in a way that's virtually unheard of today."

At left: Mathew Verghese, President, CompuSystems, Inc.

[PICTURE OF LARRY NUNNERY AND PHIL MCCARNEY]

Flexibility

"We found a unique way to help Bulk Molding acquire a larger competitor, and successfully grow their business." Joe Gaffigan, Leveraged Finance Group [PICTURE OF JOE GAFFIGAN]

Larry Nunnery was convinced that size should not stand in the way of a business opportunity. As president of Bulk Molding Compounds, Inc., a leading plastics industry supplier, he had the chance to buy his number one competitor, which also happened to be larger than his company. "The trouble was," explains Larry, "most banks weren't willing to help us under those circumstances."

Bringing a fresh perspective

"Other lenders didn't look close enough," says Joe Gaffigan of Old Kent's Leveraged Finance Group, "we did and found a way to make the deal work." Joe's group structured a unique financing package that allowed Larry to acquire the targeted company. "And when additional funding was needed at the last minute," says Joe, "we responded within 24 hours."

Focusing our resources

The kind of flexibility needed to make it easier for Bulk Molding to achieve its business objectives requires motivated, capable people, effective product solutions, and a flexible infrastructure.

Last year, employees across our Corporation participated in training and professional development programs designed to enhance their skills and increase their sales effectiveness. These programs and our performance-based incentives provide employees with both the skills and motivation to go the extra mile.

That's why Old Kent employees like Joe are focused on helping their customers grow and succeed.

At left: Larry Nunnery, President, and Phil McCarney, Plant Manager,
Bulk Molding Compounds, Inc.

[PICTURE OF WALTER HEISE]

Consistency

"The key to long relationships like the one with Eurasia Feather is to make sure the customer's needs are handled quickly, smoothly, and accurately."
Dennis Roudi, Business Banking

[PICTURE OF DENNIS ROUDI]

Where were you in '63? Walter Heise, president of Eurasia Feather, Inc., a wholesaler of feathers and down, was looking for a bank for his small business. "Someone recommended Old Kent," explains Walter, "but at first I wasn't sure a big bank was right for me." Walter overcame his doubts and began banking with Old Kent. Nine years later, he was particularly glad he did.

"We'd just finished our best year," he says, "when China dramatically reduced its price on imported feathers in order to spur sales and bring in more foreign currency. Suddenly, we were caught with a large inventory that was worth less than half its original value. Old Kent helped us get over that hurdle."

Consistently there for customers of all sizes

Dennis Roudi, Eurasia Feather's relationship manager, says that "because of our size and stability we can be a consistent lender to both large and small business customers even when the economy takes a downturn."

Throughout Old Kent's 147-year history, we've been steadfast in our attention to customers' needs, no matter what their size. In fact, a significant percentage of our business banking loans are for amounts less than $100,000. Providing access to qualified borrowers of any size continues to be an important component of our ongoing support of the communities we serve.

Consistently recognized for our performance

Old Kent's steady performance has garnered a good deal of recognition. From the highly-regarded annual publication America's Finest Companies 2000 to The Detroit News Annual Michigan Corporate Report Card, Old Kent is recognized for superior performance.

But more important to us, people like Walter give us consistently high marks: "It's a great relationship."

At left: Walter Heise, President, Eurasia Feather, Inc.

"Old Kent strives to be a responsible and involved corporate citizen by investing company resources, both human and financial, to enrich the quality of life in the communities we serve."
Community Relations Mission Statement

Making our communities home

In 1999, our partnership with Habitat for Humanity helped people like Pat Warren own her first home. "With Pat's personal determination, sweat equity, and the help of our employee volunteers, we finished the house in four weeks," says Peggy Janei of Old Kent Community Relations. "It was great to see employees from all levels of the corporation working side by side."

And last year, an innovative program called The HOME Club (Home Ownership Made Easy) was pioneered in seven cities across the country. Potential homeowners are pre-approved for a mortgage based on their successful completion of a series of free home buying classes and mentoring sessions. In addition, other Old Kent partnerships with groups such as the Inner City Christian Federation and the Woodstock Institute supported further economic and community development.

Making our promises real

From the United Way to public school partnerships and affordable housing initiatives to arenas and stadiums, Old Kent and our employees donate time, talent, and money to improve the quality of life in the places we do business. In 1999, employees throughout the Corporation volunteered nearly 40,000 hours of their time to over 850 community organizations across our markets. Pat Warren, for one, is happy they did: "Old Kent's people are so nice and so willing to help. I've never seen anything like it."

ACTIONS

At right: Pat Warren and family

[PICTURE OF PAT WARREN AND FAMILY]

that matter

[MAP OF UNITED STATES WITH OLD KENT MORTGAGE MARKETS]	Arizona California Colorado Connecticut Florida Georgia Idaho Illinois Indiana Kansas Kentucky Louisiana Maryland Massachusetts Michigan Minnesota	Missouri Nevada New Hampshire New Jersey New Mexico New York North Carolina Ohio Oregon Pennsylvania Rhode Island Tennessee Texas Utah Virginia Washington

[MAP OF MICHIGAN, PARTIAL MAPS OF INDIANA AND ILLINOIS]
The following cities are marked on these maps:
Michigan		Illinois	Indiana
Big Rapids Brighton Cadillac Gaylord Grand Blanc Grand Haven Grand Rapids Hillsdale Holland Kalamazoo Lansing	Ludington Macomb County Muskegon Owosso Petoskey Southfield St. Clair St. Johns Taylor Traverse City	Chicago Elmhurst Rockford Quad Cities	Elkhart

Markets

Banking Centers

[   ] Old Kent
[   ] Grand Premier Financial, Inc.*
[   ] Merchants Bancorp, Inc.*

*Pending acquisitions at December 31, 1999

As of December 31, 1999, Old Kent Financial Corporation operated 203 full-service banking centers in Michigan, 49 in Illinois, and two in Indiana. Old Kent Mortgage Company originated mortgages nationwide through 147 mortgage lending offices in 32 states across the country. Old Kent also operated six other non-banking affiliates.

Banking Affiliates

Old Kent Bank

Kevin T. Kabat, President
Headquartered in Grand Rapids, Michigan

Michigan

Old Kent Bank – Cadillac/Big Rapids
Douglas J. Oullette, President

Old Kent Bank – Central (Owosso)
Charles A. Robertson, President

Old Kent Bank – East (Southfield)
Daniel W. Terpsma, President

Old Kent Bank – Gaylord
M. Scot Zimmerman, President

Old Kent Bank – Grand Traverse/Ludington
(Traverse City)
John E. Pelizzari, President

Old Kent Bank – Holland
Larry L. Koops, President

Old Kent Bank, N.A. – Jonesville (Hillsdale)
Charles W. Maurer, President

Old Kent Bank – Lansing
William H. Coultas, President

Old Kent Bank – Petoskey
Randy B. Crim, President

Old Kent Bank – Southwest (Kalamazoo)
John D. Paul, President

Old Kent Bank – West (Grand Haven)
Christopher M. McKinney, President

Illinois

Old Kent Bank – Illinois (Chicago/Elmhurst)
Daniel W. Terpsma, President

Non-Banking Affiliates

Lyon Street Asset Management Company
Joseph T. Keating, President
Grand Rapids, Michigan

Old Kent Financial Life Insurance Company
William C. Anderson, President
Grand Rapids, Michigan

Old Kent Insurance Group, Inc.
William C. Anderson, President
Grand Rapids, Michigan

Old Kent Investment Corporation
Patrick C. Dorn, President
Las Vegas, Nevada

Old Kent Leasing Services Corporation
Hunter R. Judson, President
Lombard, Illinois

Old Kent Mortgage Company
Old Kent Mortgage Services, Inc.
Donald R. Britton, President
Grand Rapids, Michigan

Old Kent Securities Corporation
Mark S. Crouch, President
Grand Rapids, Michigan

Corporate Headquarters

Old Kent Financial Corporation
111 Lyon Street NW
Grand Rapids, Michigan 49503

International Office

Old Kent Bank
Grand Cayman Island,
British West Indies

Five-Year Condensed Summary of Selected Financial Data
December 31 (dollars in thousands, except per share data)	1999	** Proforma Excluding Merger Charges 1999	1998	** Proforma Excluding Merger Charges 1998	1997	1996	1995

For the Year
Net interest income	$677,200		$646,368		$641,359	$601,933	$584,381
Provision for credit losses	26,175	$26,175	47,218	$43,718	47,337	35,876	21,906
Net income	252,539	270,139	225,323	245,001	223,520	191,967	181,340
Cash dividends	97,509		96,048		80,791	72,975	67,535

Average for the Year
Assets	$18,070,090		$17,723,199		$17,075,136	$15,783,105	$15,067,416
Deposits	13,937,864		13,621,784		13,384,456	12,715,220	12,200,283
Loans	11,020,230		10,179,364		10,305,318	9,430,956	8,608,575
Total interest-earning assets	16,532,176		16,335,666		15,838,265	14,706,029	14,089,376
Long-term debt	200,000		200,000		191,781	100,000	12,603
Total shareholders' equity	1,251,989		1,333,150		1,377,001	1,322,289	1,253,469

At Year-End
Assets	$17,969,832		$18,613,625		$17,594,554	$16,435,017	$15,471,287
Deposits	13,695,012		14,413,439		13,338,191	13,207,120	12,259,933
Loans	12,067,061		10,220,078		10,413,973	9,967,228	8,887,002
Long-term debt	200,000		200,000		200,000	200,000	100,000
Total shareholders' equity	1,226,873		1,320,754		1,408,588	1,343,492	1,331,458

Per Common Share (in dollars)*
Basic earnings per share	$2.13	$2.28	$1.82	$1.98	$1.73	$1.45	$1.35
Diluted earnings per share	2.11	2.26	1.81	1.96	1.71	1.44	1.34
Cash dividends	.800		.688		.610	.549	.503
Book value at year-end	10.43		10.95		11.04	10.42	9.93
Dividend payout ratio	37.9%	35.4%	38.0%	35.1%	35.7%	38.1%	37.5%

*Per share data is shown adjusted for stock dividends and stock splits.

**Proforma results for 1999 and 1998 "excluding merger charges" have been adjusted to exclude the effects of one-time after-tax, merger charges of $17.6 million related to the acquisitions of CFSB Bancorp, Inc., acquired July 9, 1999, and Pinnacle Banc Group, Inc., acquired September 3, 1999; and $19.7 million relating to the acquisition of First Evergreen Corporation, acquired October 1, 1998.

December 31 (dollars in thou- sands, except per share data)	1999	** Proforma Excluding Merger Charges 1999	1998	** Proforma Excluding Merger Charges 1998	1997	1996	1995

Performance Ratios
Return on average total equity	20.17%	21.46%	16.90%	18.31%	16.23%	14.52%	14.47%
Return on average assets	1.40	1.49	1.27	1.38	1.31	1.22	1.20
Average equity to average assets	6.93		7.52		8.06	8.38	8.32
Yield on average interest-earning assets	7.86		7.96		8.15	8.14	8.20
Cost of average interest-bearing liabilities	4.19		4.53		4.67	4.65	4.63
Average net interest spread	3.67		3.43		3.48	3.49	3.57
Average net interest margin	4.20		4.04		4.13	4.18	4.25

Capital Ratios at Year-End
Equity to assets	6.83%		7.10%		8.01%	8.17%	8.61%
Leverage ratio	7.17		6.97		7.70	7.54	7.97
Risk-based capital ratio - Tier 1	9.14		9.71		10.88	10.74	11.92
Risk-based capital ratio - Tiers 1 & 2	11.11		11.72		12.89	12.81	14.11

Credit Quality Ratios
Allowance for credit losses to total loans	1.53%		1.76%		1.66%	1.82%	2.12%
Impaired loans to total loans	.48		.63		.61	.54	.57
Non-performing assets to total assets	.36		.39		.41	.38	.41
Allowance to impaired loans	321		279		273	337	370
Net charge-offs to average loans	.20	.20%	.40	.37%	.49	.47	.16

Condensed Financial Review

Basis of Presentation

Condensed financial statements included in this report do not conform to financial statement standards under generally accepted accounting principles, primarily due to the high degree of summarization employed in their preparation. Audited financial statements, prepared in conformity with generally accepted accounting principles, appear in the 1999 Annual Report included with our proxy statement for our 2000 annual meeting.

Overview

In 1999, Old Kent achieved its forty-first consecutive year of earnings and dividend growth and also completed two acquisitions. CFSB Bancorp, Inc., a $880 million holding company based in Lansing, Michigan, was acquired on July 9, 1999. Pinnacle Banc Group, Inc., a $1 billion holding company based in Oak Brook, llinois, was acquired on September 3, 1999. Both acquisitions were accounted for as pooling-of-interests transactions. Prior periods have been restated to reflect the inclusion of CFSB and Pinnacle on a comparable basis.

Diluted operating earnings per share was $2.26* for 1999, or 15.3% better than the $1.96* of diluted operating per share earnings for 1998. For the year ended December 31, 1999, operating net income was $270.1* million, 10.3% more than operating net income of $245.0* million for 1998.

The Corporation's operating return on average total equity was 21.46%* in 1999, up from an operating equity return of 18.31%* for 1998. Old Kent's return on equity has averaged 17.0%* over the past five years. Old Kent's operating return on average assets was 1.49%* for 1999 compared to 1.38%* in 1998, and has averaged 1.32%* for the last five years.

Old Kent's corporate culture is focused on maximizing shareholder value. The accompanying graph compares the performance of Old Kent Common Stock with the broad-based S&P 500 index and the KBW 50, an index comprised of 50 large financial services companies. The total return as shown on this graph is measured using both stock price appreciation and the effect of continuous reinvestment of dividends. The graph displays the December 31, 1999, value of an initial $100 investment in Old Kent Common Stock made ten, five, and one year(s) prior to year-end 1999. The graph indicates that the total return on an investment in Old Kent Common Stock surpassed that of the S&P 500 and the KBW 50 for the 10-year period, was approximately the same as both indexes for the 5-year period, and was below both indexes for the year 1999.

[NET INCOME GRAPH]

[TEN-, FIVE-, AND ONE-YEAR TOTAL RETURNS GRAPH]

* For the purpose of this overview, earnings are computed on an operating basis and disregard merger-related charges. These earnings are believed to be more comparable with prior years. During the third quarter of 1999, Old Kent recognized $17.6 million of after-tax, merger-related charges which had the effect of reducing diluted earnings per share by $.15. Including merger charges, net income for 1999 was $252.5 million; diluted earnings per share was $2.11; return on average total equity was 20.17%; and return on average assets was 1.40%. During the fourth quarter of 1998, Old Kent recognized of $19.7 million after-tax, merger-related charges which had the effect of reducing diluted earnings per share by $.15. Including the merger charges, net income for 1998 was $225.3 million; diluted earnings per share was $1.81; return on average total equity was 16.90%; and return on average assets was 1.27%.

Net Income Analysis

Net interest income on a fully taxable equivalent basis increased by $33.6 million, or 5.1%, to $693.9 million in 1999. The net interest margin for 1999 was 4.20% compared to 4.04% for 1998. These increases are due to growth in loans, an increase in total interest-earning assets, and a reduction in funding costs. During 1999, loans averaged 66.7% of total interest-earning assets compared to 62.3% in 1998. Total interest-earning assets averaged nearly $200 million more in 1999 than in 1998. The cost of interest-bearing liabilities dropped to 4.19% in 1999 from 4.53% in 1998.

The provision for credit losses was $26.2 million in 1999, down from a provision of $47.2 million in 1998. During 1998, the Corporation took measures to reduce credit risk by exiting certain marginal commercial relationships and by reducing certain consumer loan portfolio components having higher credit risk, which management believed had the potential to negatively impact the Corporation's future profitability. These actions combined with continued sound credit underwriting policies and a favorable economic climate had a positive impact on 1999 performance.

Non-interest income, excluding securities transactions, increased by $64.2 million, or 18.2%, over 1998. Non-interest income represented 37.5% of total revenue on a fully taxable equivalent basis in 1999, compared to 34.8% in 1998. Higher revenues from the Mortgage Banking and the Investment and Insurance Services lines of business generated most of the improvement in non-interest income and reflect management's continued commitment to the diversification of Old Kent's revenue sources. During 1999, Old Kent Mortgage Company (OKMC), Old Kent's mortgage banking subsidiary, produced a 28.0% increase in revenues. Refinancing activity during the first quarter of 1999 coupled with growth in servicing revenue during the last six months of 1999 generated most of the improvement in revenue. At year-end 1999, OKMC operated 147 lending offices in 32 states and serviced $14.7 billion of residential mortgages for third parties. Old Kent's Investment and Insurance Services business line also contributed to the improvement by producing a 12.1% year-over-year revenue increase as a result of new business development efforts and growth in the corporation's proprietary family of mutual funds, the Kent Funds. ATM fees increased 11.9% to $8.9 million, a direct result of expansion in points of electronic access; Old Kent installed 57 new ATMs in its markets during 1999. In addition, deposit account fee revenues increased 8.3% over 1998.

Excluding the one-time merger charges, non-interest expenses increased $60.5 million, or 10.1%, in 1999. This increase is primarily attributable to business growth, as evidenced by a similar level of increase in the Corporation's total revenues. It also reflects the expense levels of the businesses acquired in pooling-of-interests transactions during the third quarter of 1999. Pre-merger expenses of acquired companies did not reflect the Corporation's initiatives for capturing the cost efficiencies, which were fully implemented during the fourth quarter.

[NON-INTEREST INCOME GRAPH]

[NON-INTEREST EXPENSE GRAPH]

Balance Sheet Analysis

Total loans increased 18.1% from 1998 to 1999. Commercial loans and leases (including commercial real estate loans) were $6.9 billion at the end of 1999, or 18.9% more than last year. Consumer loans were $3.5 billion at December 31, 1999, an increase of 39.8% from the preceding year-end total. Residential mortgages decreased 13.1% to $1.6 billion at December 31, 1999, resulting from management's efforts to reduce the balances in this category.

At December 31, 1999, loans represented 74.0% of total interest-earning assets, up from 60.3% a year earlier. Held-for-sale residential mortgage loans totaled nearly $900 million, or 5.5% of total interest-earning assets at December 31, 1999, down approximately 60.0% from the preceding year-end. Higher interest rates during the fourth quarter of 1999, compared to the fourth quarter of 1998, curtailed loan origination activities and reduced the period end balances of mortgages held-for-sale in 1999, compared to 1998. Securities, which generally earn lower interest rates than loans, became a proportionally smaller component of total interest-earning assets. At December 31, 1999, securities and investments were 20.5% of the total compared to 26.3% one year earlier. Overall interest-earning assets averaged $16.5 billion during 1999, or 1.2% more than 1998.

Total interest-paying liabilities decreased to $14.5 billion at December 31, 1999. This represented a 2.4% decrease since the prior year-end date. Total core deposits, which consist of demand deposits, savings, and consumer time deposits, decreased 3.1% to $12.6 billion at December 31, 1999. Balances in savings deposits grew 3.6% from one year ago, totaling $5.3 billion at December 31, 1999.

At December 31, 1999, total shareholders' equity was $1.2 billion versus $1.3 billion at December 31, 1998. As shown in the accompanying Condensed Consolidated Statement of Shareholders' Equity, the Corporation repurchased 4.1 million shares of its common stock in 1999. Old Kent completed the 6 million share stock repurchase program authorized in June 1998 and initiated another similar but smaller program pursuant to a June 1999 authorization allowing for the repurchase of 3 million shares. Shares repurchased under these programs are acquired ratably on a quarterly basis and are intended for future reissuance for such purposes as stock dividends, dividend reinvestment, and employee stock plans, and other permissible corporate purposes. The repurchase of these shares had a beneficial impact on earnings per share and return on equity for 1999. At December 31, 1999, Old Kent had remaining authorization to repurchase approximately 1.5 million shares of its common stock over the ensuing seven months.

At December 31, 1999, Old Kent's capital not only surpassed regulatory minimums, but also exceeded the levels considered to be well-capitalized by bank regulatory authorities. The equity-to-assets ratio was 6.83% at December 31, 1999, and the aggregate market value of Old Kent's common stock was $4.2 billion on that same date.

[RELATIVE CORE DEPOSIT MIX* GRAPH]

Credit Risk

One of Old Kent's strengths is its diversified loan portfolio. Approximately 43.0% of Old Kent's loan assets are comprised of credits granted to consumers in the form of residential mortgages and a variety of other consumer credit products, such as automobile loans, home equity loans, and other open- and closed-end consumer credits. Loans to commercial borrowers represent approximately 57.0% of Old Kent's loan portfolio. These loans are grouped by their nature and industry diversification as non-real estate related and as real estate related.

At December 31, 1999, Old Kent's commercial loan and lease portfolio, excluding real estate related loans, approximated $3.4 billion, or about 28.0% of total loans. Loans to manufacturers represented the largest component at 23.0% of total non-real estate commercial loans. These loans are diversified among a large number of borrowers who produce a wide variety of durable and non-durable goods. Commercial real estate and construction loans at December 31, 1999, totaled approximately $3.5 billion, or 29.0% of total loans. These loans are classified as owner-occupied (borrowers who occupy and utilize the loan-related property intheir respective businesses) and as non-owner-occupied (borrowers whose principal purpose of ownership lies in the production of rental receipts from the related property). As indicated, loans to the various categories of owner-occupied properties were 43.0% of commercial real estate and construction loans and loans for non-owner-occupied properties were 57.0% of that total. Non-owner-occupied loans totaled $2 billion, or 16.3% of total loans, and are distributed over a diverse base of borrowers. The largest segment within non-owner-occupied loans was housing related loans totaling 20.0% of total commercial real estate and construction loans.

At December 31, 1999, Old Kent's allowance for credit losses represented 1.53% of total loans and was three times greater than total impaired loans at that date. Management believes that this allowance is adequate to absorb credit losses inherent in the loan portfolios and also believes that the Corporation's allowance is among the strongest in the banking industry based on these ratios.

Interest Rate Risk

The acceptance of interest rate risk and its management are challenges common to financial institutions. Old Kent's Board of Directors and executive management have adopted various policies intended to measure and control the volatility of net interest income, which may result from changes in the interest rate environment. Based on modeling techniques regularly employed to monitor and measure interest rate risk, Old Kent's management believes that the Corporation's net interest income would not be materially impacted by upward or downward movements in prevailing interest rates within anticipated ranges. Old Kent actively manages prepayment risks associated with mortgage servicing rights through replenishment, customer retention initiatives, recurring bulk sales of mortgage servicing rights, and the use of financial hedges.
LOAN DISTRIBUTION GRAPH December 31, 1999 Total - $12.1 Billion
1	Commercial	26%
2	Real Estate, Commercial	20%
3	Real Estate, Consumer Home Equity	17%
4	Real Estate, Residential Mortgages	14%
5	Consumer	12%
6	Real Estate, Construction	9%
7	Lease Financing	2%
		100%

COMMERCIAL LOANS GRAPH December 31, 1999 Total - $3.4 Billion
1	Manufacturing	23%
2	Services	18%
3	Contractors & Property Managers	13%
4	Retail	12%
5	Wholesale	9%
6	Other	9%
7	Leasing	8%
8	Finance	4%
9	Transportation	3%
10	Agriculture	1%
		100%

Year 2000 Readiness Disclosure

Over the New Year's weekend, Old Kent successfully completed its Year 2000 date change event plan and experienced no material issues. All systems and functions have been processing well in the 2000 environment since January 1, 2000. Management will continue to closely monitor all systems and functions throughout the year.

Our Future

We are firmly committed to our mission of building shareholder value as a diversified financial services organization. Our goal is to deliver consistently superior financial performance. In 2000, we will build upon our past success as we further develop our sales culture and apply it to the growing, healthy markets in which we conduct business. Based on the commitment and experience of our management and staff, the strength of our balance sheet, and our disciplined philosophy, we are poised to capitalize on opportunities in the new millennium.

Forward-Looking Statements

This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates, and projections about the financial services industry, the economy, and Old Kent itself. Words such as "anticipates," "believes," "estimates," "expects," "intends," "is likely," "plans," "will," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain uncertainties and assumptions. Actual results and outcomes may materially differ from what may be expressed in such forward-looking statements. Factors that could cause a difference between an outcome and a forward-looking statement include changes in interest rates, demand, or competition; changes in laws, regulations, or policies; the outcome of litigation and contingencies; trends in customer behavior and credit-worthiness; and the general economic climate. Old Kent undertakes no obligation to update forward-looking statements as a result of new information.
COMMERCIAL REAL ESTATE AND CONSTRUCTION LOANS GRAPH December 31, 1999 Total - $3.5 Billion
1	Housing	20%
2	Owner, Other	18%
3	Owner, Manufacturing	11%
4	Offices	10%
5	Retail Sites	10%
6	Manufacturing	7%
7	Owner, Office Facilities	7%
8	Owner, Retail Sites	7%
9	Other	6%
10	Hotels, Motels, etc.	4%
		100%

Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheet December 31 (dollars in millions)	1999	1998

Assets:
Cash and due from banks	$ 589.3	$ 667.1
Federal funds sold and other short-term investments	36.9	17.3
Mortgages held-for-sale	900.0	2,262.7
Securities	3,223.4	4,488.3

Loans:
Commercial loans and leases	6,921.4	5,820.9
Consumer	3,498.6	2,503.3
Residential real estate mortgages	1,647.1	1,895.9

Total loans	12,067.1	10,220.1
Less allowance for credit losses	184.3	179.6

Net loans	11,882.8	10,040.5
Premises and equipment, net	247.3	252.1
Other assets	1,090.1	885.6

Total Assets	$17,969.8	$18,613.6

Liabilities and Shareholders' Equity:
Liabilities:
Deposits:
Demand deposits (non-interest-bearing)	$ 2,040.3	$ 2,244.5
Consumer time and savings deposits	10,518.2	10,714.2

Total core deposits	12,558.5	12,958.7
Negotiable and foreign deposits	1,136.5	1,454.7

Total deposits	13,695.0	14,413.4
Other borrowed funds	2,550.8	2,405.0
Long-term debt	200.0	200.0
Other liabilities	297.1	274.5

Total Liabilities	16,742.9	17,292.9
Shareholders' Equity	1,226.9	1,320.7

Total Liabilities and Shareholders' Equity	$17,969.8	$18,613.6

Condensed Consolidated Statement of Income
Year ended December 31 (dollars in millions, except per share data)	1999	1998	1997

Interest income	$1,282.3	$1,286.1	$1,277.6
Interest expense	(605.1)	(639.8)	(636.3)

Net interest income	677.2	646.3	641.3
Provision for credit losses	(26.2)	(47.2)	(47.3)

Net interest income after provision for credit losses	651.0	599.1	594.0
Non-interest income	424.8	369.5	284.2
Non-interest expense	(686.5)	(624.9)	(536.4)

Income before income taxes	389.3	343.7	341.8
Income taxes	(136.8)	(118.4)	(118.3)

Net income	$252.5	$225.3	$223.5

Basic earnings per share*	$2.13	$1.82	$1.73
Diluted earnings per share*	2.11	1.81	1.71

Condensed Consolidated Statement of Shareholders' Equity
	Common Stock	Capital Surplus	Retained Earnings	Accumulated Comprehensive Income	Total Shareholders' Equity

(Dollars in millions)
Balance at January 1, 1999	$114.9	$253.9	$919.3	$32.7	$1,320.8
Net income for the year			252.5		252.5
Unrealized loss on securities				(103.4)	(103.4)
Cash dividends paid			(97.5)		(97.5)
Issuances of stock:
Dividend reinvestment and employee stock plans	1.3	29.1			30.4
Ten percent stock dividend CFSB pre-merger	0.5	7.3	(7.8)		0.0
Five percent stock dividend paid July 19, 1999	5.1	208.8	(214.1)		(0.2)
Common stock repurchased	(4.2)	(173.0)	(1.4)		(178.6)
Other changes		2.9			2.9

Balance at December 31, 1999	$117.6	$329.0	$851.0	($70.7)	$1,226.9

*Per share data has been adjusted for stock dividends and a stock split

Report of Independent Public Accountants

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Old Kent Financial Corporation (a Michigan corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, cash flows, and shareholders' equity for each of the three years in the period ended December 31, 1999, appearing in the 1999 Annual Report included with the proxy statement for the annual meeting of the shareholders, not appearing herein. In our report dated January 14, 2000, also appearing in the 1999 Annual Report, we expressed an unqualified opinion on those consolidated statements.

In our opinion, the information set forth in the condensed consolidated financial statements on pages 31 and 32 is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ Arthur Andersen LLP

Chicago, Illinois

January 14, 2000

Board of Directors

Richard L. Antonini
Retired Chairman, President
and Chief Executive Officer,
Foremost Corporation of America
(a specialty property and
casualty insurer)

John D. Boyles
Attorney-at-Law,
Verspoor, Waalkes, Lalley,
Slotsema & Talen, P.C.

William P. Crawford
President and
Chief Executive Officer,
Steelcase Design Partnership
(manufacturer of office systems)

Dick DeVos
President,
Amway Corporation
(manufacturer of home and
personal care products)

William G. Gonzalez
Retired President and
Chief Executive Officer,
Spectrum Health
(integrated healthcare network)

James P. Hackett
President and
Chief Executive Officer,
Steelcase Inc.
(manufacturer of office systems)

Erina Hanka
President,
Suspa Inc.
(manufacturer of lift, support,
dampening, and adjustment
devices)

Michael J. Jandernoa
Chairman and
Chief Executive Officer,
Perrigo Company
(manufacturer of store-
brand health products)

Kevin T. Kabat
Vice Chairman of the
Corporation, and President
of Old Kent Bank

Fred P. Keller
Chairman and
Chief Executive Officer,
Cascade Engineering, Inc.
(manufacturer of plastic injection
molded automotive, seating, and
container products)

John P. Keller
President,
Keller Group, Inc.
(a diversified manufacturer)

Hendrik G. Meijer
Co-Chairman,
Meijer, Inc.
(food and general
merchandise retailer)

Percy A. Pierre, Ph.D.
Professor of Electrical
Engineering,
Michigan State University

Marilyn J. Schlack
President,
Kalamazoo Valley
Community College

Peter F. Secchia
Chairman,
Universal Forest Products, Inc.
(manufacturer and distributor
of building supplies)

David J. Wagner
Chairman, President and
Chief Executive Officer
of the Corporation,
and Chairman and Chief
Executive Officer of
Old Kent Bank

Margaret Sellers Walker
Professor of Public
Administration,
School of Public and
Nonprofit Administration,
Grand Valley State University

Robert H. Warrington
Vice Chairman of the Corporation,
and Chairman of Old Kent
Mortgage Company

Senior Management Senior Policy Committee	Other Senior Officers

Mark F. Furlong*
Executive Vice President,
Chief Financial Officer,
Old Kent Financial Corporation

Kevin T. Kabat*
Vice Chairman,
Old Kent Financial Corporation;
President,
Old Kent Bank

Kenneth C. Krei*
Executive Vice President,
Investment and
Insurance Services,
Old Kent Financial Corporation

David C. Schneider*
Executive Vice President,
Retail Strategy and
Product Development,
Old Kent Financial Corporation

Daniel W. Terpsma*
Executive Vice President,
Corporate Banking,
Old Kent Financial Corporation;
President,
Old Kent Bank – Illinois

Michelle L. Van Dyke*
Executive Vice President,
Retail Distribution,
Old Kent Financial Corporation

David J. Wagner*
Chairman, President and
Chief Executive Officer,
Old Kent Financial Corporation;
Chairman and
Chief Executive Officer,
Old Kent Bank

Robert H. Warrington*
Vice Chairman,
Old Kent Financial Corporation;
Chairman,
Old Kent Mortgage Company

Mary Ellen Baker*
Executive Vice President,
Corporate Operations
and Technology,
Old Kent Financial Corporation

Gary S. Bernard*
Senior Vice President,
Consumer Lending,
Old Kent Bank

Donald R. Britton*
President and
Chief Executive Officer,
Old Kent Mortgage Company

Steven D. Crandall*
Senior Vice President,
Human Resources,
Old Kent Financial Corporation

David A. Dams*
Executive Vice President,
Corporate Banking,
Old Kent Bank

Gregory K. Daniels*
Senior Vice President,
Chief Information Officer,
Old Kent Financial Corporation

Stanlee P. Greene, Jr.*
Senior Vice President,
Sales and Marketing,
Old Kent Financial Corporation

Joseph T. Keating*
Senior Vice President,
Old Kent Bank;
President,
Lyon Street Asset
Management Company

Larry S. Magnesen*
Senior Vice President,
Business Banking,
Old Kent Bank

Richard A. McGarrity
Senior Vice President,
Corporate Finance,
Old Kent Financial Corporation

Ronald C. Mishler*
Senior Vice President
and Treasurer,
Old Kent Financial Corporation

Janet S. Nisbett
Senior Vice President
and Controller,
Old Kent Financial Corporation;
Senior Vice President
and Controller,
Old Kent Bank

Albert T. Potas
Senior Vice President,
Investor Relations,
Old Kent Financial Corporation

Walter J. Smiechewicz
Senior Vice President,
Chief Risk Officer,
Old Kent Financial Corporation

Mary E. Tuuk
Senior Vice President
and Secretary,
Legal Coordinator,
Old Kent Financial Corporation

Michael J. Whalen*
Senior Vice President,
Senior Credit Officer,
Old Kent Financial Corporation

*Member of Management Group

Shareholder Information

This report presents information concerning the business and financial results of Old Kent Financial Corporation in a format that we believe most of our shareholders will find useful and informative. The 1999 Annual Report included with our Proxy Statement for our annual meeting contains audited financial statements, a detailed financial review, and other information. The Corporation's Form 10-K Annual Report to the Securities and Exchange Commission will be provided without cost to share-holders upon request. Send requests to Shareholder Services at the address shown below.

Annual Meeting

The annual meeting of shareholders of Old Kent Financial Corporation will be held on April 17, 2000, at 10:00 a.m. (EDT) in the Ambassador Ballroom at the Amway Grand Plaza Hotel, 187 Monroe NW, directly southwest of the Old Kent Bank Building, in Grand Rapids, Michigan.

Investor Relations Online

Investor Relations is a part of Old Kent's home page at www.oldkent.com. In addition to company product and services information, users can obtain a copy of this annual report, our latest press releases, and other financial information, and send e-mail messages directly to Investor Relations.

Transfer Agent/Shareholder Inquiries

Old Kent Bank serves as the transfer agent for the Corporation. Inquiries relating to shareholder records, stock transfers, changes of ownership, lost or stolen stock certificates, changes of address, and dividend payments should be addressed to:

investments, automatic monthly investments, and online enrollment and purchase options through Old Kent's web site, www.oldkent.com. A copy of the OK Invest Direct prospectus and enrollment form may be requested from the transfer agent at the address shown bottom left or by accessing our web site.

Dividends

Anticipated dividend payable dates are the 15th of March, June, September, and December. Shareholders may have their dividends deposited directly to their savings, checking, or Money Market investment account. A copy of the Automatic Dividend Deposit Service Plan and an authorization form may be requested from Shareholder Services at the address shown bottom left.

Investor Relations

Questions regarding corporate earnings releases, financial information, and other investor data should be addressed to:

Old Kent Financial Corporation
Investor Relations – 4th Floor
111 Lyon Street NW
Grand Rapids, Michigan 49503
Telephone 616-771-1034 or 1-800-652-2657,
extension 771-5663

Old Kent Common Stock

Old Kent Common Stock is traded on the New York Stock Exchange under the symbol OK. The following table sets forth the range of prices for Old Kent Common Stock for the periods indicated, adjusted for stock dividends. (Prices for periods prior to December 2, 1998, represent bid quotations on the NASDAQ Stock Market.)

Old Kent Bank		1999		1998
Shareholder Services		High	Low	High	Low
4420 44th Street SE, Suite A	First Quarter	$45.00	$39.52	$37.19	$32.66
Grand Rapids, Michigan 49512-4011	Second Quarter	46.85	40.00	37.58	33.95
Telephone 616-771-5482 or 1-800-652-2657,	Third Quarter	44.75	36.63	37.86	27.50
extension 771-5482	Fourth Quarter	42.25	33.56	44.29	27.74

OK Invest Direct

Old Kent offers Old Kent Common Stock to new investors and shareholders of record through OK Invest Direct, its direct stock purchase and dividend reinvestment plan. OK Invest Direct is only offered by a prospectus, which contains a complete description of the features of the plan, including dividend reinvestment, optional cash

	As of January 31, 2000, there were 117,452,626 shares of Old Kent Financial Corporation Common Stock issued and outstanding, and there were approximately 19,285 holders of record.

OLD KENT OLD KENT

Old Kent Now Offers OK Invest Direct

Old Kent Financial Corporation (NYSE: OK) is pleased to offer shares of its common stock to new investors and existing shareholders under the "OK Invest Direct" direct stock purchase plan.

OK Invest Direct is only offered through a prospectus which contains a complete description of the features of the plan, including:

• Dividend Reinvestment

• Automatic Monthly Investments

• Optional Cash Investments

• Stock Certificate Safekeeping

• Online Enrollment and Purchase

You may obtain a prospectus and enrollment form or purchase common stock online by accessing Old Kent's web site at www.oldkent.com or by calling 1-800-652-2657, extension 771-5482.

Old Kent Products and Services

For more information on any of the following Old Kent products and services, please call 1-800-OLD-KENT or visit our web site at www.oldkent.com.

Personal Services

• Checking and Savings Accounts

• Money Market Accounts

• Home Equity Loans and Lines of Credit

• Automobile and Personal Loans

• Student Loans

• Investment and Money Management Services

• Insurance Services

• Private Banking

• Mortgages

Business Services • Small Business Loans and Deposit Accounts • Commercial Credit and Leasing • Cash Management • Funds Management • International Services

Old Kent Financial Corporation   111 Lyon Street NW   Grand Rapids, Michigan 49503